As filed with the Securities and Exchange Commission on August 23, 2010

Registration No. 333-101979

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TTI TEAM TELECOM INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 Amal Street, Afek Park Rosh Ha'ayin, Israel	48092 (Zip Code)
(Address of Principal Executive Offices)

TTI Team Telecom International Ltd. Employee Option Plan, as amended
 (Full title of the plan)
______________________________

TTI Team Telecom International Inc.
2 Hudson Place, Hoboken, NJ 07030
(Name and address of agent for service)
(201) 795-3883
(Telephone number, including area code, of agent for service)

DE-REGISTRATION OF UNSOLD SHARES AND WITHDRAWAL OF REGISTRATION STATEMENT

        This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-101979), as amended (the “Registration Statement”), of TTI Team Telecom International Ltd. (the “Registrant”), is being filed to terminate the effectiveness of the Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 1, all of the securities which remain unsold under the Registration Statement.

        On August 23, 2010, the Registrant has completed its previously announced sale pursuant to the Agreement and Plan of Merger, dated as of June 8, 2010, by and among TEOCO Corporation, a Delaware corporation (“Parent”), TEOCO Israel Ltd., an Israeli company and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, under which the Registrant has been acquired by Parent through a merger of Merger Sub with and into the Registrant.  Pursuant to the terms of the merger agreement, the Registrant has become a private company and each outstanding ordinary share and preferred share of the Registrant has been automatically converted into the right to receive US$3.00 in cash, without interest and less any applicable withholding taxes.  Accordingly, there will no longer be any outstanding equity securities of the Registrant other than those which will be owned by Parent and the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statement.

        The Registrant intends to file a Form 15 to terminate its duty to file reports under Section 13(a) and 15(d) of the U.S. Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha'ayin, in the State of Israel, on August 23rd, 2010.

TTI TEAM TELECOM INTERNATIONAL LTD.

By:	/s/ Eitan Naor
Name: Eitan Naor
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons, in the capacities and on the dates indicated.

/s/ Eitan Naor	August 23, 2010
Eitan Naor
Chief Executive Officer
(Principal Executive Officer)

/s/ Tali Cohen-Tueg	August 23, 2010
Tali Cohen-Tueg
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Atul Jain	August 23, 2010
Atul Jain
Director

/s/ Eitan Naor	August 23, 2010
Eitan Naor
Director

/s/ Philip Giuntini	August 23, 2010
Philip Giuntini
Director

Authorized Representative in the United States:
TTI Team Telecom International Inc.

By:	/s/ Tali Cohen-Tueg	August 23, 2010
Name: Tali Cohen-Tueg
Title: Authorized Signatory